As filed with the Securities and Exchange Commission on December 31, 2008
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of	IRS Employer
incorporation or organization)	Identification No.)
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(Address, including zip code, of registrant’s principal executive offices)

National City Corporation 1993 Stock Option Plan, National City Corporation 1997 Stock Option Plan, National City Corporation 2001 Stock Option Plan, National City Corporation Amended and Restated Long-Term Cash and Equity Incentive Plan, Allegiant Bancorp, Inc. 2000 Stock Incentive Plan, Allegiant Bancorp, Inc. 2002 Stock Incentive Plan, Equality Bancorp, Inc. 1997 Stock Option and Incentive Plan, Equality Savings and Loan Association St. Louis Missouri 1993 Stock Option and Incentive Plan, Harbor Florida Bancshares, Inc. 1998 Stock Incentive Plan for Directors, Officers and Employees, MAF Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, Amended and Restated EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan, EFC Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. Incentive Compensation Plan, MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan, St. Francis Capital Corporation 1997 Stock Option Plan, St. Francis Capital Corporation 1993 Incentive Stock Plan, Reliance Bancshares, Inc. 1997 Stock Option Plan, Provident Financial Group 1997 Stock Option Plan, Provident Financial Group 2000 Employee Stock Option Plan, Provident Bancorp 1992 Outside Directors Amended and Restated Stock Option Plan, Provident Financial Group 2002 Outside Directors Stock Option Plan, National City Savings and Investment Plan, National City Non-Contributory Retirement Plan and National City Corporation 2004 Deferred Compensation Plan
(Full title of the Plans)

Richard J. Johnson
Chief Financial Officer
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount to
	be	Proposed maximum	Proposed maximum
	registered	offering price	aggregate offering	Amount of
Title of securities to be registered	(1)	per share (2)	price (2)	registration fee
Common Stock, $5.00 Par Value	1,857,322	$43.18	$80,199,163.96	$3,151.83

(1)	In addition, (a) pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities that may become issuable pursuant to stock splits, stock dividends or similar transactions, without the need for any post-effective amendment, and (b) pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein where applicable.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h). Calculated on the basis of the average of the reported high and low trading prices on the New York Stock Exchange for the Registrant’s common stock, par value $5.00 per share (“PNC common stock”) on December 24, 2008, which date is within 5 business days prior to the date of the filing of this Registration Statement.

EXPLANATORY STATEMENT
     The PNC Financial Services Group, Inc., a Pennsylvania corporation, (“PNC” or the “Registrant”), hereby files this Registration Statement on Form S-8 to register an aggregate of 1,857,322 shares of common stock, par value $5.00 per share (“PNC common stock”), of PNC for issuance pursuant to the National City Corporation 1993 Stock Option Plan, National City Corporation 1997 Stock Option Plan, National City Corporation 2001 Stock Option Plan, National City Corporation Amended and Restated Long-Term Cash and Equity Incentive Plan, Allegiant Bancorp, Inc. 2000 Stock Incentive Plan, Allegiant Bancorp, Inc. 2002 Stock Incentive Plan, Equality Bancorp, Inc. 1997 Stock Option and Incentive Plan, Equality Savings and Loan Association St. Louis Missouri 1993 Stock Option and Incentive Plan, Harbor Florida Bancshares, Inc. 1998 Stock Incentive Plan for Directors, Officers and Employees, MAF Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, Amended and Restated EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan, EFC Bancorp, Inc. 2000 Stock Option Plan, MAF Bancorp, Inc. Incentive Compensation Plan, MAF Bancorp, Inc. Amended and Restated 1993 Premium Price Stock Option Plan, St. Francis Capital Corporation 1997 Stock Option Plan, St. Francis Capital Corporation 1993 Incentive Stock Plan, Reliance Bancshares, Inc. 1997 Stock Option Plan, Provident Financial Group 1997 Stock Option Plan, Provident Financial Group 2000 Employee Stock Option Plan, Provident Bancorp 1992 Outside Directors Amended and Restated Stock Option Plan, Provident Financial Group 2002 Outside Directors Stock Option Plan, National City Savings and Investment Plan, National City Non-Contributory Retirement Plan and National City Corporation 2004 Deferred Compensation Plan (collectively, the “National City Plans”).
     On December 31, 2008, National City Corporation, a Delaware corporation (“National City”) merged with and into PNC, with PNC continuing its corporate existence under the laws of the Commonwealth of Pennsylvania, pursuant to an Agreement and Plan of Merger, dated as of October 24, 2008, by and between PNC and National City (the “Merger Agreement”). Pursuant to the Merger Agreement, shares of common stock, par value $4.00 per share, of National City issuable upon the exercise or settlement of options, restricted shares and other equity awards granted under the National City Plans have been converted into corresponding awards covering PNC common stock.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, each as filed by The PNC Financial Services Group, Inc. (“PNC”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference:
•	PNC’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	PNC’s Quarterly Reports on Form l0-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	PNC’s Current Reports on Form 8-K, filed with the SEC on January 22, 2008, February 4, 2008 (two filings), February 13, 2008, February 19, 2008, February 20, 2008, March 10, 2008, April 18, 2008, April 22, 2008, April 28, 2008, May 16, 2008, May 27, 2008, September 9, 2008, September 12, 2008, October 24, 2008, October 30, 2008, December 2, 2008, December 23, 2008, December 24, 2008 and December 30, 2008 (other than the portions of those documents not deemed to be filed); and

•	The description of PNC common stock set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act in September 1987, including any amendment or report filed with the SEC for the purpose of updating this description.

     In addition, the Annual Report on Form 11-K of the National City Savings and Investment Plan for the fiscal year ended December 31, 2007, filed with the Commission on June 25, 2008 (File No. 001-10074), is incorporated herein by reference and made a part hereof.
     PNC also incorporates herein by reference any additional documents subsequently filed by PNC with the SEC pursuant to Sections 13(a),
13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Each such document shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective date of filing of each such document. These documents may include current reports on Form 8-K and periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as proxy statements. Any report, document or portion thereof that is furnished to, but not filed with, the SEC is not incorporated by reference.
     PNC sold its J.J.B. Hilliard, W.L. Lyons, LLC (“Hilliard Lyons”) business on March 31, 2008. Prior to its sale, the results of Hilliard Lyons were included in the Retail Banking business segment in PNC’s consolidated financial statements. PNC’s consolidated financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 reflected the reclassification of results of Hilliard Lyons, including the first quarter 2008 gain on the sale of this business, from the Retail Banking business segment to “Other” for the periods presented. PNC has not restated the consolidated financial statements as of December 31, 2007 and for the year then ended and has not restated the unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 to reflect this change in accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, as it was impractical to do so.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     PNC is incorporated under the Pennsylvania Business Corporation Law (“PBCL”). Section 1741 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.
     Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.
     Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.
     Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.
     PNC’s By-Laws generally provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification and for mandatory advancement of expenses upon receipt of the required undertaking. PNC’s By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case where such elimination is not permitted by law.
     PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits listed in the Exhibit Index of this Registration Statement are filed herewith or, where so indicated, are incorporated herein by reference to other filings. Incorporated document references to filings by the Registrant are to SEC File No. 001-09718.
     PNC undertakes that the National City Savings and Investment Plan has been or will be submitted to the Internal Revenue Service (the “IRS”) in order to receive a determination letter that the National City Savings and Investment Plan is qualified under Section 401 of the Internal Revenue Code, as amended, and will submit any amendments to the National City Savings and Investment Plan to the IRS in a timely manner, and will make all changes required by the IRS in order to qualify, or continue the qualification, of the National City Savings and Investment Plan.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser; and
(5)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 31, 2008.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

By:	/s/ Richard J. Johnson (Signature and Title)
Richard J. Johnson
Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

*	Chairman, Chief Executive Officer and Director	December 31, 2008
James E. Rohr	(Principal Executive Officer)

/s/ Richard J. Johnson Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)	December 31, 2008

/s/ Samuel R. Patterson Samuel R. Patterson	Controller (Principal Accounting Officer)	December 31, 2008

*By:	/s/ George P. Long, III George P. Long, III, Attorney-in-
Fact, pursuant to Powers of Attorney
filed herewith

Signature	Title	Date

*	Director	December 31, 2008
Richard O. Berndt

*	Director	December 31, 2008
Charles E. Bunch

*	Director	December 31, 2008
Paul W. Chellgren

*	Director	December 31, 2008
Robert N. Clay

*	Director	December 31, 2008
George A. Davidson, Jr.

*	Director	December 31, 2008
Kay Coles James

*	Director	December 31, 2008
Richard B. Kelson

*	Director	December 31, 2008
Bruce C. Lindsay

*	Director	December 31, 2008
Anthony A. Massaro

*	Director	December 31, 2008
Jane G. Pepper

*	Director	December 31, 2008
Donald J. Shepard

*	Director	December 31, 2008
Lorene K. Steffes

*	Director	December 31, 2008
Dennis F. Strigl

*	Director	December 31, 2008
Stephen G. Thieke

*	Director	December 31, 2008
Thomas J. Usher

*	Director	December 31, 2008
George H. Walls, Jr.

*	Director	December 31, 2008
Helge H. Wehmeier

*By:	/s/ George P. Long, III George P. Long, III, Attorney-in-Fact,
pursuant to Powers of Attorney filed herewith

National City Savings and Investment Plan
     Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee has duly caused this Registration Statement filed on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 31st day of December, 2008.

NATIONAL CITY SAVINGS AND INVESTMENT PLAN

By:	/s/ Shelley J. Seifert
Name: Shelley J. Seifert, Member of the
Administrative Committee for the National
City Savings and Investment Plan

National City Corporation 2004 Deferred Compensation Plan
     Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement filed on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 31st day of December, 2008.

NATIONAL CITY CORPORATION 2004 DEFERRED COMPENSATION PLAN

By:	/s/ Patricia M. Emond
Name: Patricia M. Emond
Title: Plan Administrator

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INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.4 of The PNC Financial Services Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008)

4.2	Amended and Restated By-Laws of The PNC Financial Services Group, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.4 of The PNC Financial Services Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005)

5.1	Opinion of George P. Long, III as to the validity of the shares of the securities registered hereby *

23.1	Consent of George P. Long, III (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of National City Corporation*

23.3	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.*

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of BlackRock, Inc.*

23.5	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.*

24.1	Powers of Attorney*

*	Filed herewith.

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